Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive, Suite 2000 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

September 10, 2014

Board of Directors

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

Redemption of Operating Partnership Units

Ladies and Gentlemen:

We are acting as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing of a prospectus supplement to its registration statement on Form S-3, File No. 333-181499  (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of an 159,944 newly issued shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”), all of which shares are issuable in connection with the redemption of certain units of Ashford Hospitality Limited Partnership (the “Operating Partnership”) pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement dated as of November 19, 2013 of the Operating Partnership (the “OP Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s charter.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, if and when issued in accordance with the terms of the OP Agreement, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP